                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K


                          TRANSMEDIA ASIA PACIFIC, INC.
             (Exact name of Registrant as specified in its charter)


             DELAWARE                            13-3760219
   --------------------------------           -------------------
   (State or other jurisdiction of            (I.R.S. Employer
     incorporation of organization)           Identification No.)


              11 ST. JAMES'S SQUARE, LONDON SW1Y 4LB, ENGLAND
              -----------------------------------------------
             (Address of principal executive offices) (zip code)


                            U.K. 011-44-171-930-0706
                            ------------------------
                              including area code)



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days


                                      Yes /   /   No   / X /

Item 2.  Acquisition or Disposition of Assets

On May 14, 1998 Transmedia Asia Pacific, Inc. (the "Company") and Transmedia Europe, Inc. ("TME") purchased from Compass Trustees Limited 100% of the outstanding capital stock of Porkpine Limited ("Porkpine"). TME is a Delaware corporation which shares common directors and officers with the Company. The Company and TME each acquired 50% of the outstanding capital stock of Porkpine.

Porkpine and its wholly owned subsidiaries Letville Holdings Limited ("Letville") and Floracourt Marketing Limited ("Floracourt") operate two businesses trading as Logan Leisure and Logan Leisure & Entertainment. Porkpine trades as Logan Leisure ("LL"). LL was established in 1989 and is based in Belfast, Northern Ireland. Letville is an intermediary holding company which owns Floracourt. Floracourt trades as Logan Leisure & Entertainment ("LLE"). LLE is based in Dublin in the Republic of Ireland and commenced operations in 1992. Both LL and LLE produce and sell discount and savings directories. The discount directory is a book of vouchers, along with a membership card, which the purchaser of the directory can use to obtain discounts from participating merchants. LL and LLE have negotiated agreements with such participating merchants whereby the merchant agrees to the inclusion of branded vouchers in the directory or acceptance of the membership card. The purchaser of the directory can use their membership card or redeem such vouchers to obtain a discount on purchases made in the merchants establishments. Participating merchants include hotel groups, restaurants and a wide range of leisure activity providers such as golf clubs.

The transaction was consummated pursuant to an acquisition agreement (the "Agreement") dated May 14, 1998 between Compass Trustees Limited, the Company, TME and Gavin and Joanne Logan. The consideration paid totalled 1,060,000 pounds sterling ($1,749,000 approximately) subject to increase or decrease by an amount equal to the net current assets of Porkpine and subsidiaries as of the date of completion. The net current assets as of the date of completion will be determined by reference to consolidated financial statements (the "Completion Accounts") to be prepared as soon as practical after May 14, 1998. The consideration paid on consumation was paid as follows:


                                          Company           TME          Total
                                          -------           ---          -----

Pounds Sterling

Cash                                      330,000        330,000        660,000
Shares of common stock:
Company - 225,000 shares                  200,000                       200,000
TME - 225,000 shares                                     200,000        200,000
                                          -------        -------      ---------
Total                                     530,000        530,000      1,060,000
                                          -------        -------      ---------
                                          -------        -------      ---------

Porkpine had previously entered into Heads of Terms with unrelated third parties to form a joint venture to sell directories through the third parties marketing channels. As of May 14, 1998 negotiations with regard to two contracts were at an advanced stage. Pursuant to the terms of the Agreement, if such contracts are consummated, Porkpine has agreed to pay an amount equal to 50% of its share of the Joint Venture pre-tax profits accruing to Porkpine from the said two contracts to Gavin Logan.

Pursuant to the Agreement Gavin Logan entered into a Service Contract with Countdown Holdings PLC ("Countdown"). Countdown is 50% owned by the Company and 50% owned by TME. The Service Contract is an employment agreement pursuant to which Countdown employs Gavin Logan as Chief Operating Officer. The Service Contract is for a period of two years and provides for an annual salary of 72,000 pounds sterling, subject to such increases from time to time as Countdown may agree in its sole discretion. The Service Contract also provides for the grant of options to Gavin Logan to purchase 50,000 shares of common stock of each of the Company and TME in March 1999 and March 2000 at an exercise price of $1.50 per share, an aggregate of 100,000 shares of common stock in each of the Company and TME.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorised.

TRANSMEDIA ASIA PACIFIC, INC.




By:
-----------------------------------
Paul Harrison
President and Chief Financial Officer